Exhibit 99.1

Media Contact Clark Finley 203-578-2287 cfinley@websterbank.com	Investor Contact Terry Mangan 203-578-2318 tmangan@websterbank.com

WEBSTER ANNOUNCES NEW SHARE REPURCHASE PROGRAM

•	New authorization of 5 percent of total outstanding shares represents approximately 2.8 million of current shares outstanding.

•	971,000 shares repurchased in second quarter, completing previous authorization.

WATERBURY, Conn., June 5, 2007 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced today that its Board of Directors has authorized repurchase of up to 5 percent of Webster’s 55.8 million shares of outstanding common stock, approximately 2.8 million shares.

Webster’s stock repurchase program approved in July 2003 authorized repurchase of 2.3 million shares. During the second quarter of 2007 Webster repurchased 971,000 shares, completing the authorization.

“Our Board considers Webster shares an attractive investment opportunity at current market valuations,” stated Webster Chairman and Chief Executive Officer James C. Smith. “Our strengthened tangible capital level provides flexibility to manage our capital position. We plan to enhance shareholder return by growing our franchise and through selective repurchase of our shares.”

Webster plans to continue to repurchase shares from time-to-time in the open market and unsolicited negotiated transactions, including block purchases.

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Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $16.9 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 177 banking offices, 334 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.

For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.

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